Exhibit 99.1

GENTIUM S.p.A.
Audited Consolidated Financial Statements
As of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013

GENTIUM S.p.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Gentium S.p.A.

We have audited the accompanying consolidated balance sheets of Gentium S.p.A. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gentium S.p.A. at December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Gentium S.p.A.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework (1992 framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2014 expressed an unqualified opinion thereon.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy
March 31, 2014

GENTIUM S.p.A.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of December 31,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	€12,485	€22,038
Short-term deposit	—	4,000
Accounts receivable, net of allowance of nil as of December 31, 2012 and 2013	4,870	8,006
Accounts receivable from related parties, net of allowance of €765 as of December 31, 2012 and 2013	216	1,541
Inventories, net of allowance of €332 and €374 as of December 31, 2012 and 2013	1,990	2,448
Prepaid expenses and other current assets	1,428	1,768
Deferred tax assets	—	2,539
Total current assets	20,989	42,340
Property, manufacturing facility and equipment, net	7,449	7,581
Deferred tax assets, non-current	—	15,324
Intangible and other non-current assets	200	226
Total assets	€28,638	€65,471
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	€4,453	€9,939
Accounts payable to related parties	5	5
Accrued expenses and other current liabilities	1,728	3,684
Income taxes payable	11	370
Deferred revenues	163	11
Current maturities of long-term debt	409	350
Total current liabilities	6,769	14,359
Long-term debt, net of current maturities	1,135	1,386
Deferred tax liabilities	—	28
Termination indemnities	384	292
Other long-term liabilities	—	190
Total liabilities	8,288	16,255
Commitments and contingencies (Note 15)
Shareholders’ equity:
Share capital (19,656,317 shares authorized as of December 31, 2012 and 2013; 15,038,483 and 15,555,131 shares issued and outstanding at December 31, 2012 and 2013, each of no par value)	112,421	116,686
Accumulated deficit	(92,071)	(67,470)
Total shareholders’ equity	20,350	49,216
Total liabilities and shareholders’ equity	€28,638	€65,471

The accompanying notes are an integral part of these consolidated financial statements.

GENTIUM S.p.A.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	For the Year Ended December 31,
	2011	2012	2013
Revenues:
API product sales	€4,848	€4,856	€6,172
NPP product sales	16,886	22,774	33,653
Total product sales	21,734	27,630	39,825
Other revenues	123	152	490
Other revenues from related party	2,026	1,257	2,602
Total revenues	23,883	29,039	42,917
Operating costs and expenses:
Cost of goods sold	6,035	5,778	6,055
Research and development	5,533	10,531	15,672
Selling, general and administrative	7,727	10,829	12,883
Charges from related parties	222	186	189
Depreciation and amortization	870	1,003	1,031
Total costs and expenses	20,387	28,327	35,830
Operating income	3,496	712	7,087
Foreign currency exchange gain/(loss), net	46	(67)	55
Interest income/(expense), net	(21)	155	237
Income before income tax provision/(benefit)	3,521	800	7,379
Income tax provision/(benefit)	811	26	(17,222)
Net income	€2,710	€774	€24,601
Net income per share:
Basic	€0.18	€0.05	€1.61
Diluted	€0.18	€0.05	€1.48
Weighted-average shares used to compute net income per share:
Basic	14,964,021	15,014,411	15,261,799
Diluted	15,340,859	15,639,890	16,602,743

The accompanying notes are an integral part of these consolidated financial statements.

GENTIUM S.p.A.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands)

	Shares	Amount	Accumulated Deficit	Total Shareholders’ Equity
Balance at December 31, 2010	14,956	€108,485	€(95,555)	€12,930
Stock-based compensation	—	1,666	—	1,666
Issuance of common stock upon exercise of stock options	13	77	—	77
Net income	—	—	2,710	2,710
Balance at December 31, 2011	14,969	€110,228	€(92,845)	€17,383
Stock-based compensation	—	1,916	—	1,916
Issuance of common stock upon exercise of stock options	69	277	—	277
Net income	—	—	774	774
Balance at December 31, 2012	15,038	€112,421	€(92,071)	€20,350
Stock-based compensation	—	1,816	—	1,816
Issuance of common stock upon exercise of stock options	517	2,449	—	2,449
Net income	—	—	24,601	24,601
Balance at December 31, 2013	15,555	€116,686	€(67,470)	€49,216

The accompanying notes are an integral part of these consolidated financial statements.

GENTIUM S.p.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2011	2012	2013
Operating activities
Net income	€2,710	€774	€24,601
Adjustments to reconcile net income to net cash provided by operating activities:
Write-down of inventory	337	173	228
Unrealized foreign exchange loss/(gain)	(48)	36	(37)
Release of inventory reserve (net)	—	(630)	(186)
Depreciation and amortization	1,320	1,456	1,474
Stock-based compensation	1,666	1,916	1,816
Gain on fixed asset disposal	(14)	—	(306)
Release of allowance for doubtful accounts	—	(27)	—
Provision for income taxes	580	117	613
Release of income tax provision	—	(91)	—
Deferred tax assets	—	—	(17,863)
Deferred tax liabilities	—	—	28
Changes in operating assets and liabilities:
Accounts receivable	(1,281)	976	(4,549)
Inventories	(919)	1,413	(498)
Prepaid expenses and other current and non-current assets	42	(358)	(223)
Accounts payable, accrued expenses and income tax payables	(648)	(2,010)	6,656
Termination indemnities	(134)	8	(92)
Deferred revenue	(1,210)	(331)	(152)
Net cash provided by operating activities	2,401	3,422	11,510
Investing activities
Capital expenditures	(718)	(611)	(850)
Proceeds from sale of marketing authorization, trademark and equipment	62	—	310
Short-term deposit	—	—	(4,000)
Sales of marketable securities	263	—	—
Net cash used in investing activities	(393)	(611)	(4,540)
Financing activities
Proceeds from stock option exercises	77	277	2,449
Repayments of long-term debt	(808)	(505)	(408)
Proceeds from long-term debt	—	—	600
Principal payment of capital lease obligation	(70)	(21)	—
Net cash provided by/(used in) financing activities	(801)	(249)	2,641
Net increase in cash and cash equivalents	1,207	2,562	9,611
Effect of exchange rates on cash and cash equivalents	41	(67)	(58)
Cash and cash equivalents, at beginning of period	8,742	9,990	12,485
Cash and cash equivalents, at end of period	€9,990	€12,485	€22,038
Supplemental disclosure of cash flow information:
Cash paid for interest	€66	€44	€20
Cash paid for income taxes	€375	€1,011	€11

The accompanying notes are an integral part of these consolidated financial statements.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION
Business
We are a biopharmaceutical company primarily focused on the development of defibrotide, a sodium salt of a complex mixture of single- and double-stranded oligodeoxyribonucleotides derived from porcine DNA. Our development of defibrotide has been directed to the treatment and prevention of hepatic veno-occlusive disease, or VOD, a potentially life-threatening complication of hematopoietic stem cell transplantation, or HSCT. Stem cell transplantation is a frequently used treatment modality for hematologic cancers and other conditions in both adults and children. Certain high-dose conditioning regimens used as part of HSCT can damage the lining cells of hepatic vessels which is thought to lead to the development of VOD, a blockage of the small vessels in the liver, that leads to liver failure and can result in significant dysfunction in other organs such as the kidneys and lungs. The condition is also referred to as “sinusoidal obstruction syndrome.” Severe VOD is the most extreme form of VOD and is associated with multi-organ failure and high rates of morbidity and mortality.
On December 19, 2013, we entered into a definitive tender offer agreement with Jazz Pharmaceuticals Public Limited Company, or Jazz, and Jazz Pharmaceuticals Italy S.p.A., or Jazz Italy, a wholly-owned subsidiary of Jazz, pursuant to which Jazz Italy made an offer to purchase all our outstanding ordinary shares and American Depositary Shares, or ADSs, each representing one ordinary share, at a purchase price of $57.00 per ordinary share and per ADS (without duplication for ordinary shares underlying ADSs). On February 21, 2014, Jazz Italy completed its tender offer, having acquired approximately 98 percent of our combined ordinary shares and ADSs. Jazz is now our indirect majority shareholder. We filed a Notice of Voluntary Delisting with The NASDAQ Stock Market on March 5, 2014, and trading in our ADSs on The NASDAQ Global Market, or NASDAQ, was suspended on March 7, 2014. We filed a Form 25 with the Securities and Exchange Commission, or the SEC, on March 17, 2014 to terminate registration of our ordinary shares and ADSs under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and intend to file a Form 15 with the SEC promptly after this annual report is filed with the SEC to terminate registration of our ordinary shares and ADSs under Section 12(g) of the Exchange Act and to suspend our duty to file reports under Sections 13(a) and 15(d) of the Exchange Act. We expect that this will be the final report we will be required to file under Sections 13(a) and 15(d) of the Exchange Act.
We and the ADS depositary entered into an amendment dated March 21, 2014 to the deposit agreement dated as of June 15, 2005, or the deposit agreement, which amendment will be effective on April 13, 2014. Upon effectiveness, the amendment to the deposit agreement will reduce from one year to 60 days the period that must elapse between the date of termination of the deposit agreement and the date on which the ADS depositary may sell the ordinary shares of the Company it then holds and provides for the ADS depositary to accept any offer by a subsidiary of Jazz to purchase those shares at a price of no less than $57.00 per ordinary share, unless the ADS depositary has received what it considers to be a superior bona fide offer from another party. The ADS depositary has given notice such that the deposit agreement will terminate at 5:00 pm (Eastern time) on April 13, 2014. While the date or dates on which the ADS depositary will sell the remaining shares have not been determined, the sale will not occur before June 13, 2014. Jazz Italy has indicated that it intends to offer to purchase ordinary shares from the ADS depositary at a per share price equal to $57.00.
In October 2013, the European Commission, or EC, granted marketing authorization under exceptional circumstances for our defibrotide product, Defitelio® (defibrotide), for the treatment of severe VOD in adults and children undergoing HSCT therapy. Our wholly-owned subsidiary, Gentium GmbH, together with other subsidiaries of Jazz, commenced the launch of Defitelio in Europe in March 2014, starting with Germany and Austria. We expect to launch in additional European countries on a rolling basis during 2014 and 2015 and are engaged in pricing and reimbursement submissions as applicable in preparation for planned launches in those countries. We intend eventually to promote Defitelio in all European markets where it has marketing authorization. To our knowledge, there are currently no approved treatments for VOD in the United States. Defibrotide is being distributed to patients diagnosed with VOD in the United States through an expanded access program pursuant to a treatment investigational new drug, or IND, protocol, which we call our expanded access program. In addition, we expect to continue to give patients access to defibrotide in other countries where it is not commercially available on a named patient basis, which we refer to refer to as our named patient program.
Unless otherwise indicated or the context otherwise requires, references to “Gentium,” “the Company,” “we,” “us,” and “our” refer to Gentium S.p.A. and its consolidated subsidiary, Gentium GmbH.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. These consolidated financial statements are denominated in the currency of the European Monetary Union (the Euro or €).
The accompanying consolidated financial statements have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of the balance sheet. Through December 31, 2013, the Company had accumulated losses of €67.47 million. Since 2010, we have been cash flow positive, primarily due to revenue generated from our expanded access and named patient programs. However, if we are unable to successfully commercialize defibrotide, unable to generate sufficient revenue and cash flow through our expanded access and named patient programs, or if we increase expenditures above our current expectations, we may need to obtain additional funding either through arrangements with Jazz or its other subsidiaries, or through debt financings or collaborative agreements with unrelated parties, which may not be available to us on favorable terms, if at all.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation
Our consolidated financial statements reflect the financial position of Gentium S.p.A. and its wholly-owned subsidiary, Gentium GmbH. All intercompany balances and transactions have been eliminated upon consolidation.
Use of Estimates
The preparation of our consolidated financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that may affect the reported amounts of assets and liabilities, and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.
Segment Information
The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its products. The Company’s chief operating decision maker reviews the profits and losses and manages the operations of the Company on an aggregate basis. Accordingly, we have determined that we operate in one business segment, which is the biopharmaceutical industry.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments, readily convertible to cash, that mature within three months or less from date of purchase.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company limits its investments to short-term low risk instruments. The Company is exposed to credit risk with respect to its trade accounts receivable from sales of defibrotide through its named patient and expanded access programs, which are typically unsecured. As of December 31, 2013, our top two customers accounted for approximately 58% and 14% of our accounts receivable, respectively. As of December 31, 2012, our top two customers accounted for approximately 53% and 11% of our accounts receivable, respectively. We are exposed to risks associated with foreign currency transactions in which we use U.S. dollars to make contract payments denominated in Euros and vice versa. As the net positions of our unhedged foreign currency transactions fluctuate, our earnings might be affected. We currently do not utilize forward exchange contracts or any type of hedging instruments to hedge foreign exchange risk, as we believe our overall exposure is relatively limited. For the year ended December 31, 2013, our top three customers accounted for 53%, 12% and 7% of our product sales, respectively. For the year ended December 31, 2012, our top three customers accounted for 47%, 11% and 10% of our product sales, respectively. For the year ended December 31, 2011, our top three customers accounted for 56%, 14% and 12% of our product sales, respectively.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company is subject to a number of risks common in the biotechnology industry including, but not limited to, the uncertainty as to whether Defitelio will become a successful commercial product, our ability to generate projected revenue through our named patient and expanded access programs, our dependence on corporate partners and key personnel, protection of proprietary technology, compliance with U.S. Food and Drug Administration, or FDA, and other governmental regulations and approval requirements, our ability to obtain financing, if necessary, and potential changes in the health care industry.
Accounts Receivable
Accounts receivable are primarily comprised of amounts due from our wholesale distributors and pharmaceutical companies. Account receivables are recorded net of allowances for distributors’ fees where we are not invoiced directly and doubtful accounts. Estimates for distributors’ fees are based on contractual terms. Estimates for our allowance for doubtful accounts are determined based on existing contractual payment terms, historical payment patterns of our customers and individual customer circumstances. Amounts determined to be uncollectible are charged or written-off against the reserve.
Inventories
Inventories consist of raw materials, work in process, finished active pharmaceutical ingredients and defibrotide distributed through the named patient and expanded access programs. Inventories are stated at the lower of cost or market value, with cost being determined on an average cost basis, which approximates the first-in, first-out method. Prior to commencing the sale of defibrotide through the named patient and expanded access programs, we expensed all costs associated with the production of defibrotide as research and development expenses. Since signing the agreements associated with the named patient and expanded access programs, we have capitalized the subsequent costs of manufacturing defibrotide as inventory, including costs to convert the existing defibrotide active pharmaceutical ingredients to vials and costs to package and label previously manufactured inventory which had previously been expensed as research and development expenses. Until we sell the inventory, the carrying values of our inventories and our cost of goods sold will reflect only incremental costs incurred subsequent to the signing of these agreements.
The Company periodically reviews its inventories and items that are considered outdated or obsolete which are reduced to their estimated net realizable values. The Company estimates reserves for excess and obsolete inventories based on inventory levels on hand and current and forecast product demand. If an estimate of future product demand suggests that inventory levels will become obsolete, then inventories are reduced to their estimated net realizable values. We also review our inventory for quality assurance and quality control issues identified in the manufacturing process and determine whether a write-down is necessary.
We expense costs relating to the production of clinical products, which are not expected to be sold through the named patient and expanded access programs, as research and development expenses in the period in which they are incurred.
Property, Manufacturing Facility and Equipment
Property, manufacturing facility and equipment are carried at cost, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The cost of normal, recurring, or periodic repairs and maintenance activities related to property, manufacturing facility and equipment are expensed as incurred, and the cost for major expenditures for additions and improvements are capitalized if they extend the useful life or capacity of the asset.
The cost of our property, manufacturing facility and equipment also includes a proportionate share of the Company’s financing costs. The amount of interest cost to be capitalized for qualifying assets is that portion of the interest cost incurred during the assets’ acquisition period that could have been avoided if expenditures for the assets had not been made. Capitalized interest expense is amortized over the same life as the underlying constructed asset.
We depreciate or amortize the cost of our property, manufacturing facility and equipment using the straight-line method over the estimated useful lives of the respective assets, which are summarized as follows:

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Asset Category	Useful Lives
Land	Not depreciated
Buildings	20 years
Plant and Machinery	10 to 15 years
Industrial Equipment	10 years
Furniture and Fixtures	5 to 10 years
Leasehold Improvements	Lesser of the useful life or the term of the respective lease
Internally Developed Software	15 years

When we dispose of property, manufacturing facility and equipment, we remove the associated cost and accumulated depreciation from the related accounts on our consolidated balance sheet and include any resulting gain or loss in our consolidated statements of income.
Computer Software
We capitalize costs of computer software obtained for internal use. Such costs are included in property, manufacturing facility and equipment and are amortized over the estimated useful life of the software.
Intangibles
Intangible assets are stated at cost and amortized on a straight-line basis over the expected useful life of such assets, which is estimated to be five to ten years for licenses and trademarks.
Impairment of Long-lived Assets, including Intangibles
The Company’s long-lived assets consist primarily of property, manufacturing facility and equipment. The Company evaluates its ability to recover the carrying values of long-lived assets used in its business, considering changes in the business environment or other facts and circumstances that suggest the value of such assets may be impaired. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, the Company reduces the carrying amount to the estimated fair value.
Revenue Recognition
We recognize revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, our price to the customer is fixed or determinable, and collectability is reasonably assured. Revenues from product sales are recognized upon delivery, when title and risk of loss have passed to the customer. Product revenues are recorded net of applicable reserves for discounts, distributor fees and allowances.
Items deducted from total product sales:

•
Distributor fees: We have entered into agreements with distributors to manage defibrotide as an investigational drug on a named patient and expanded access basis. We recognize a fee to distributors based on a contractually determined fixed percentage of sales. These fees are accrued at the time of the sale and offset against product sales and are typically paid within 60 days after the issuance of a sales report. When billed directly to the Company, distributor fees are recorded as accounts payable or accrued expenses on our consolidated balance sheets.

•
Cash discounts: We may offer a price discount to a customer if a minimum order quantity is reached in a calendar year. We establish a reserve based on estimates of the amounts earned or to be claimed on the related sales, which is classified under accrued expenses and other current liabilities on our balance sheets, and as a reduction of product sales.

•	Product returns: We do not provide our customers with a general right of product return, although we do permit returns if the product is damaged or defective when received by the customer.

Collaborative arrangements with multiple deliverables are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered item. The consideration received from these arrangements is allocated among the separate units based on their respective selling prices, and the applicable revenue recognition criteria are applied to each

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

separate unit. Revenues from collaborative arrangements generally include manufacturing fee arrangements if the research and development efforts ever reach the commercialization phase.
Revenue from non-refundable upfront license fees and milestone payments is recognized as performance occurs and our obligations are completed. In accordance with the specific terms of the Company’s obligations under these arrangements, revenue is recognized as the obligation is fulfilled or ratably over the development or manufacturing period. Revenue associated with substantive at-risk milestones is recognized based upon the achievement of the milestones as defined in the respective agreements. Revenue from the reimbursement of research costs under collaborative arrangements is recognized as the related research and development costs are incurred, as provided under the terms of these arrangements.
Advance payments received in excess of amounts earned are recorded on the balance sheets as deferred revenue until earned.
Costs incurred by the Company for shipping and handling are included in cost of goods sold.
Research and Development
Research and development expenditures are charged to operations as incurred. Research and development expenses consist of costs incurred for proprietary and collaborative research and development, including activities such as product registration and investigator-sponsored trials. Research and development expenses include salaries, benefits and other personnel-related costs, clinical trial and related clinical manufacturing expenses, fees paid to clinical research organizations, or CROs, contract and other outside service fees, employee stock-based compensation expenses and allocated facility and overhead costs. Payments we make for research and development services prior to the services being rendered are recorded as prepaid assets on our consolidated balance sheets and are expensed as the services are provided.
Clinical Trial Accruals
The Company accounts for the costs of clinical studies conducted by CROs based on the estimated costs and contractual progress over the life of the individual study. These costs can be a significant component of research and development expenses.
Income Taxes
The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statements carrying amounts and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized. We account for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. We evaluate uncertain tax positions and consider various factors, including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position.
Foreign Currency Transactions
The functional currency of the Company’s foreign subsidiary is the Euro and, therefore, there are no translation adjustments in the consolidated financial statements. However, net realized and unrealized gains and losses resulting from foreign currency transactions that are denominated in a currency other than the Company’s functional currency, the Euro, are included in the statements of income.
Stock-Based Compensation
The Company recognizes stock-based compensation at fair value. Compensation expense for awards that are ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite service period of the equity compensation award, which is generally the vesting period.
The fair value of the stock options is estimated on the date of grant using a binomial valuation model. The binomial model considers characteristics of fair value option pricing that are not available under the Black-Scholes model. Similar to the Black-Scholes model, the binomial model takes into account variables such as volatility, dividend yield rate, and risk free interest rate. The binomial model also considers the contractual term of the option, the probability that the option will be exercised prior to the end of its contractual life, and the probability of termination or retirement of the option holder in

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

computing the value of the option and the exchange rate between the Euro and the U.S. dollar. For these reasons, the Company believes that the binomial model provides a fair value that is more representative of actual experience and future expected experience than the value calculated using the Black-Scholes model.
Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, short-term deposits, accounts receivable, prepaid expenses, other current assets, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments.
Earnings per Share
Basic earnings per share is based upon the weighted-average number of common shares outstanding and excludes the effect of dilutive common stock issuable from stock options. In computing diluted earnings per share, only potential common shares that are dilutive, or those that reduce earnings per share, are included. The issuance of common stock from stock options is not assumed if the result is anti-dilutive.
Recent Accounting Pronouncements
In July 2013, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update, or ASU, No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”, or ASU No. 2013-11, which concludes that, under certain circumstances, unrecognized tax benefits should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU No. 2013-11 will be effective for us beginning January 1, 2014. We do not anticipate that the adoption of this standard will have a material impact on our financial position.
In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon De-recognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”, or ASU No. 2013-05. The objective of ASU No. 2013-05 is to resolve the diversity in practice regarding the release into net income of the cumulative translation adjustment upon de-recognition of a subsidiary or group of assets within a foreign entity. ASU No. 2013-05 will be effective for us beginning January 1, 2014. We do not anticipate that the adoption of this standard will have an impact on our results of operations or financial position.

3. RELATED PARTIES
Historically, the Company had significant relationships with two privately owned Italian companies: F3F S.r.l. (formerly known as FinSirton S.p.A.) and its wholly-owned subsidiary, Sirton Pharmaceuticals S.p.A. (now Vifarma S.p.A.). F3F S.r.l., the parent company of several businesses, was one of the Company’s largest shareholders at December 31, 2013, with approximately 16% ownership at that date, and was originally the Company’s sole shareholder. The Company’s former Chief Executive Officer and Chairperson, Dr. Laura Ferro may be deemed to control F3F S.r.l. In addition, Dr. Ferro previously served as a member of Sirton’s (now Vifarma’s) board of directors.
Sirton (now Vifarma) was put into liquidation and, on June 28, 2010, was admitted by the Court of Como to a composition with creditors’ proceedings ("concordato preventivo"). The composition with creditors was approved on February 3, 2011. At that time, Sirton’s assets were acquired by a third party, as approved by the Court of Como. A liquidator has been appointed to manage the liquidation process and the distribution of proceeds received from the sale of Sirton’s assets to Sirton’s creditors. Although the distribution allocation has not yet been finalized, we understand that the liquidator may propose to satisfy the amounts due to secured creditors in full, with a payout distribution of 18.26% to all unsecured creditors. Our net exposure to Sirton at the date of the admission to the composition with creditors was €0.85 million. If the preliminary indication from the liquidator is confirmed, we may collect 18.26% or €0.16 million of the receivables outstanding on the date of the admission to the composition with creditors. In 2012, we received a partial payment of €0.09 million. In the prior year, due to the uncertainty of the final distribution to creditors from the sales of Sirton’s assets, we established an allowance for doubtful accounts of €0.85 million, which represents our exposure against Sirton. In 2012, in connection with the partial payment received, we released €0.09 million of the allowance. As of December 31, 2013, we still maintain an allowance of €0.77 million which represents our exposure against Sirton (now Vifarma).
The Company had a lease agreement with Sirton (now Vifarma) that expired on December 31, 2010, but was renewed for an additional six-year term. In connection with Sirton’s (now Vifarma’s) liquidation proceeding, the lease agreement with Sirton (now Vifarma), along with the premises to which such lease pertains, were transferred to an unrelated third party that has also acquired the rights to Sirton’s name and assets.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On January 1, 2012, we entered into a new commercial lease with F3F S.r.l. The area leased is approximately 4,800 square meters in size and is used for offices, manufacturing, laboratories and storage facilities. The lease provides for an annual fee of €0.19 million for the initial six-year term, which may be adjusted annually based on the cost of living index, and, in the event we exercise our six-year renewal option, €0.22 million on an annual basis, subject to cost of living adjustments.
Expenses under these operating leases for the years ended December 31, 2011, 2012 and 2013 amounted to €0.21 million, €0.20 million and €0.20 million, respectively. See Note 15 for the commitments under these leases.
For the years ended December 31, 2011, 2012 and 2013, the Company had the following transactions with F3F S.r.l. and Sirton (now Vifarma) (in thousands):

	For the Year Ended December 31,
	2011	2012	2013
Charges from related parties	€222	€186	€189
Total	€222	€186	€189
In 2012 and 2013, transactions with the new Sirton Pharmaceuticals S.p.A. were not classified as transactions with a related party since the new Sirton Pharmaceuticals S.p.A. is no longer a related party of the Company given the change of ownership.
The Company is a party to a license and supply agreement with Sigma-Tau Pharmaceuticals, Inc., or Sigma-Tau, pursuant to which the Company has licensed to Sigma-Tau the rights to commercialize defibrotide for the treatment and prevention of VOD in North America, Central America and South America, subject to receipt of marketing authorization, if any, in the applicable territory. Sigma-Tau is an affiliate of Sigma-Tau Finanziaria S.p.A. Dr. Marco Brughera, who holds various senior-level positions within the Sigma-Tau Group, served as a member of our board of directors until January 24, 2014. See Note 4 for further discussion of our relationship with Sigma-Tau.
In connection with the license and supply agreement, the Company also entered into a cost sharing agreement with Sigma-Tau dated October 12, 2007. Under the cost sharing agreement, as amended, Sigma-Tau agreed to reimburse the Company 50% of certain costs associated with the development of defibrotide. Pursuant to the terms of this agreement, between 2007 and 2013, the Company received $11.00 million in reimbursement of research and development expenses. Furthermore, the Company agreed that $1.00 million in costs reimbursed by Sigma-Tau will be deductible from royalty payments that the Company is entitled to receive in the future under the license and supply agreement. In 2013, the Company received €1.40 million ($1.80 million) as reimbursement of research and development expenses and in 2014, Sigma-Tau agreed to reimburse the Company an estimated total of approximately $4.77 million as incurred.
The balance of any reimbursements that we are entitled to receive from Sigma-Tau was classified as accounts receivable from related parties and other revenues from related parties in the accompanying consolidated financial statements. As of December 31, 2012 and 2013, the Company had the following balances with F3F S.r.l., Sirton (now Vifarma) and Sigma-Tau (in thousands):

	As of December 31,
	2012	2013
Accounts Receivable – Sirton (now Vifarma)	€765	€765
Accounts Receivable – Sigma Tau	216	1,541
Allowance for doubtful accounts	(765)	(765)
Accounts Receivable, net	€216	€1,541

Accounts Payable Sirton (now Vifarma)	€5	€5
The accounting policies applied in transactions with our affiliates are consistent with those policies applied in transactions with independent third parties and all related party agreements are negotiated on an arm’s length basis.

4. COLLABORATIVE ARRANGEMENTS
The Company is a party to a license and supply agreement with Sigma-Tau (as assignee of Sigma-Tau Industrie Farmaceutiche Riunite S.p.A.) dated December 7, 2001. Under the agreement, Sigma-Tau obtained exclusive rights to distribute, market and sell defibrotide to treat VOD in the United States. This license expires 8 years after product launch. In 2005, the Company expanded Sigma-Tau’s current license territory to North America, Central America and South America,

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

subject to receipt of marketing authorization, if any, in the applicable territory. In January 2010, the Company amended its existing license and supply agreement to encompass a license to Sigma-Tau for the intravenous formulation of defibrotide for the prevention of VOD in the Americas and to transfer the NDA post-approval in the United States. Pursuant to the license and supply agreement, as amended, between 2001 and 2010, the Company received milestone and other payments in the amount of $11.35 million and is entitled to an additional payment of $6.00 million following regulatory approval from the FDA to market defibrotide in the United States and a further $2.00 million following the transfer of the approved NDA to Sigma-Tau.
The license and supply agreement also envisages that the Company will produce and supply defibrotide to Sigma-Tau for marketing and distribution in the United States if and when the drug is approved by the FDA. The Company will be entitled to royalty payments equal to 7% of Sigma-Tau’s net sales of defibrotide and a supply price equal to the greater of 31% of net sales of defibrotide or €50 (approximately $68) per unit of finished product.
In addition, on October 12, 2007, the Company entered into a cost sharing agreement with Sigma-Tau to address the need for additional funding in accordance with the original license and supply agreement. Sigma-Tau agreed to reimburse 50% of certain costs associated with the development of defibrotide. Between 2007 and 2013, the Company received $11.00 million in reimbursement of research and development expenses. In addition, the Company agreed that $1.00 million in costs reimbursed by Sigma-Tau will be deductible from royalty payments that the Company will be entitled to receive in the future under the license and supply agreement. In 2013 we received €1.40 million ($1.80 million) as reimbursement of research and development expenses, and in 2014, Sigma-Tau agreed to reimburse the Company an estimated total of approximately $4.77 million as incurred.  We recognize the reimbursement of research and development expenses as revenue when we incur the costs subject to reimbursement.
Under the license and supply agreement, if, during the drug development stage, the Company realizes that the activities required to bring the product to completion will necessitate a material increase in expenditures, the parties will discuss the increased costs and possible revisions to the terms of the agreement; if the parties are unable to mutually agree on such revisions, either party can terminate the agreement. If the Company or Sigma-Tau terminates the agreement for that reason, or if the Company unilaterally discontinues the development of defibrotide to treat VOD (after written notice to Sigma-Tau), and the Company resumes the development of defibrotide within 36 months of the termination, substantially availing itself of the stages previously completed, either independently or with a third party, the Company will be required to promptly reimburse Sigma-Tau for the amounts received previously for development expenses.
The following table outlines the nature and amount of other revenue recognized in the accompanying consolidated statements of income (in thousands):

	For the Year Ended December 31,
	2011	2012	2013
Research and development cost reimbursement	€323	€1,257	€2,563
Upfront payments recognized ratably	1,703	—	—
Other revenues from F3F S.r.l.	—	—	39
Total	€2,026	€1,257	€2,602

5. INVENTORIES
Inventories consisted of following (in thousands):

	As of December 31,
	2012	2013
Raw materials	€332	€521
Work in process	236	764
Finished goods	1,422	1,163
Total	€1,990	€2,448
At December 31, 2012 and 2013, the reserves for obsolescence were €0.33 million and €0.37 million, respectively. The increase from 2012 is mainly due to the utilization of a reserve for €0.19 million in connection with the destruction of inventories that were written off in the prior year together with the establishment of a reserve of €0.23 million for APIs which did not pass our quality standards.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Prior to signing the named patient and expanded access program agreements, all costs associated with the production of defibrotide were expensed as research and development expenses. As of December 31, 2012 and 2013, inventory included €0.74 million and €0.49 million, respectively, for defibrotide commercial batches classified as finished goods, which are expected to be sold through the named patient and expanded access programs.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2012	2013
VAT receivables	€174	€833
Tax receivables	645	69
Other prepaid expenses and current assets	609	866
Total prepaid expenses and current assets	€1,428	€1,768
Value added tax, or VAT, receivables represent the tax on the value of consumption. VAT has no effect on the Company’s operating results, as payments and receipts are allowed to be netted against each other in periodic filings with the tax authorities. The VAT payment system is a “custodial” relationship. VAT liabilities are generated when the Company invoices selected customers, including the VAT amount, and VAT receivables are created when the Company purchases goods and services subject to VAT. The increase in VAT receivables is due to the following: i) utilization of €0.14 million to offset the payment of an equivalent amount of social charges and withholding taxes, ii) the reimbursement of €0.04 million, and iii) an increase in VAT receivables of €0.83 million, of which €0.37 million may be claimed back to offset an equivalent amount of social security charges and withholding taxes and €0.46 million relates to VAT receivables from German tax authorities on intercompany purchases.
Tax receivables relate to tax advance payments or withholding tax. We recorded tax receivables of €0.65 million and €0.07 million for the years ended December 31, 2012 and 2013, respectively. The decrease is attributable to: (i) the utilization of €0.38 million to offset the payment of an equivalent amount of social charges and other corporate taxes, (ii) the allocation of a tax credit of €0.24 million to offset estimated 2013 tax liabilities, and (iii) an increase of €0.04 million in tax credits matured in withholding interest which can be used to offset future taxable income.
Other prepaid expenses and current assets primarily relate to advances to vendors and prepaid premiums to insurance companies.

7. PROPERTY, MANUFACTURING FACILITY AND EQUIPMENT
 Property, manufacturing facility and equipment are recorded at historical cost, net of accumulated depreciation. Property, manufacturing facility and equipment consisted of the following (in thousands):

	As of December 31,
	2012			2013
	Cost	Accumulated Depreciation	Net book value	Cost	Accumulated Depreciation	Net book value
Land and building	€2,686	€1,559	€1,127	€2,851	€1,644	€1,207
Plant and machinery	15,553	11,352	4,201	16,143	12,329	3,814
Industrial equipment	1,765	1,248	517	1,798	1,367	431
Furniture and fixtures	883	571	312	937	628	309
Leasehold improvements	1,310	553	757	1,321	725	596
Internally developed software	750	300	450	765	351	414
Construction in progress	85	—	85	810	—	810
	€23,032	€15,583	€7,449	€24,625	€17,044	€7,581

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2012 and 2013, property, manufacturing facility and equipment included €0.46 million attributed to laboratory instruments acquired under capital lease arrangements. The related accumulated depreciation at December 31, 2012 and 2013 was €0.28 million and €0.32 million, respectively.

8. FAIR VALUE MEASUREMENT
Fair values determined on the basis of Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. The Company’s Level 1 assets consist of cash and cash equivalents and short term deposits. Fair values determined on the basis of Level 2 inputs utilize observable quoted prices for similar assets and liabilities in active markets and observable quoted prices for identical or similar assets in markets that are not very active. Fair values determined on the basis of Level 3 inputs utilize unobservable inputs and include valuations of assets or liabilities for which there is little, if any, market activity. Level 3 assets or liabilities include those for which fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.
The table below presents information on assets measured at fair value on a recurring basis at December 31, 2012 and 2013, and includes the valuation techniques the Company utilizes to determine such fair value (in thousands):

		Fair Value Measurements at December 31, 2013 using
	Total Carrying Value at December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	€22,038	€22,038	€—	€—
Short-term deposit	4,000	4,000
Total	€26,038	€26,038	€—	€—

		Fair Value Measurements at December 31, 2012 using
	Total Carrying Value at December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	€12,485	€12,485	€—	€—
Total	€12,485	€12,485	€—	€—

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2012	2013
Accrued compensation and employee benefits	€1,176	€1,284
VAT payables	—	1,052
Due to social security	326	715
Withholding tax due	162	534
Other payables	64	99
Total	€1,728	€3,684
Accrued compensation and employee benefits include bonuses, salaries, vacation and deferred compensation due to employees, directors and management. VAT payables refer to amounts due to the German tax authorities on intercompany sales made by Gentium S.p.A.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. CREDIT FACILITIES AND LONG-TERM DEBT
Long term debt, net of current maturities consisted of the following (in thousands):

	As of December 31,
	2012	2013
Mortgage loan bearing interest at the Euribor 6 month rate plus 1.0% due June 2018 (1.32% and 1.39% at December 31, 2012 and 2013, respectively)	€1,320	€1,080
Equipment loan bearing interest at the Euribor 3 months rate plus 1.20% due June 2013 (1.39% and 1.49% at December 31, 2012 and 2013, respectively)	62	—
Financing loan bearing interest at the Euribor 1 months rate plus 1.00% due June 2014 (1.11% and 1.22% at December 31, 2012 and 2013, respectively)	84	29
Equipment loan bearing interest at the Euribor 3 months rate plus 1.00% due June 2014 (1.19% and 1.29% at December 31, 2012 and 2013, respectively)	39	14
Financing loan bearing interest at the Euribor 3 months rate plus 0.80% due June 2014 (0.99% and 1.09% at December 31, 2012 and 2013, respectively)	39	13
Financing loan bearing interest at the Euribor 3 months rate plus 1.25% due January 2021 (5.75% at December 31, 2013)	—	600
	1,544	1,736
Less current maturities	(409)	(350)
Total	€1,135	€1,386
 On November 11, 2013, we obtained a loan in the amount of €0.60 million from Banca Popolare di Sondrio for the acquisition and installation of manufacturing equipment, bearing interest at the three-month Euribor rate plus 1.25%. Principal and interest are due in quarterly installments beginning on April 30, 2014. At December 31, 2013, the principal amount outstanding under this loan was €0.60 million.
The maturities of long-term debt outstanding as of December 31, 2013 were as follows (in thousands):

Year ending December 31,	Scheduled Long-term Debt Maturities
2015	€316
2016	320
2017	324
2018	209
Thereafter	217
Total	€1,386

11. INCOME TAXES
The components of income before the income tax provision/(benefit) were as follows (in thousands):

	For the Year Ended December 31,
	2011	2012	2013
Domestic	€4,655	€3,969	€7,855
Foreign	(1,134)	(3,169)	(476)
Total	€3,521	€800	€7,379

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table sets forth the details of the income tax provision/(benefit) (in thousands):

	For the Year Ended December 31,
	2011	2012	2013
Current
Domestic	€677	€15	€613
Foreign	134	11	—
Total current income tax	811	26	613

Deferred
Domestic income tax (benefit)	—	—	(17,863)
Domestic income tax provision	—	—	28
Foreign	—	—	—
Total deferred income tax (benefit)	—	—	(17,835)
Total income tax provision/(benefit)	€811	€26	€(17,222)
Current income tax provision represents amounts due to Italian tax authorities in payment of the Italian Regional Tax on Productive Activities, or IRAP, and the Italian corporate tax, or IRES.
A reconciliation of income taxes computed at the Italian statutory income tax rate to our effective income tax rate was as follows (in thousands):

	For the Year Ended December 31,
	2011	2012	2013
Statutory income tax rate	27.5%	27.5%	27.5%

Income tax provision at statutory rate	€968	€220	€2,029
Movement in valuation allowance	(1,252)	(1,205)	(20,664)
Effect on Swiss tax rate	140	383	521
Italian regional tax - IRAP	380	107	345
Swiss minimum tax	134	11	—
Stock options	458	527	499
Permanent differences from tax calculation	(17)	(23)	48
True-up previous years in deferred tax asset calculation	—	6	—
Total income tax provision/(benefit)	€811	€26	€(17,222)
Effective income tax rate	23.0%	3.3%	(233.4)%

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant components of our net deferred tax assets/(liabilities) were as follows (in thousands):

	As of December 31,
	2012	2013
Deferred tax assets:
Net operating losses	€14,183	€12,620
Capitalization of R&D costs	5,320	3,801
Property, manufacturing facility and equipment	344	261
Write down of intangible assets	1,086	1,501
Allowance on doubtful accounts	15	—
Inventory write-off	192	117
Other	22	61
Total deferred tax assets	21,162	18,361
Valuation allowance	(21,162)	(498)
Net deferred tax assets	—	17,863
Deferred tax liabilities	—	(28)
Net deferred tax assets	€—	€17,835
The gross domestic NOLs amounted to approximately €49.17 million and €44.07 million as of December 31, 2012 and 2013, respectively. Under Italian tax law NOLs cannot be carried back. Tax losses can be carried forward indefinitely; however such tax losses can only be used to offset a maximum of 80% of taxable income for each tax year. The Company’s only foreign subsidiary, Gentium GmbH, was incorporated in Switzerland in 2011. This entity generated losses for the years ended December 31, 2011 and 2012 and taxable income for 2013 against which we utilized existing NOLs. The gross foreign NOLs amounted to approximately €4.30 million and €3.32 million as of December 31, 2012 and 2013, respectively. According to Swiss tax law, these NOLs can be carried forward for seven years and will begin to expire in 2018.
Valuation allowances require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is made on a jurisdiction by jurisdiction basis. The Company’s assessment included an evaluation of cumulative income in recent years, future sources of taxable income, exclusive of reversing temporary differences, and risks and uncertainties related to our business. As of December 31, 2013 the Company has determined that it is more likely than not that the domestic deferred tax assets will be recoverable and the related valuation allowance is no longer needed. The Company has determined that it is more likely than not that the Company will not realize the benefits of the foreign deferred tax assets. Accordingly, the Company continues to maintain a full valuation allowance on the Company’s foreign deferred tax assets until sufficient positive evidence exists to support reversal.
As of December 31, 2012 and 2013, the Company had no uncertain tax positions and, therefore, had no accrued interest or penalties related to such uncertain tax positions. There are no changes expected to occur in the next 12 months with respect to the status of the Company’s uncertain tax positions.
The fiscal years 2008 through 2013 in respect of Gentium S.p.A are still subject to income tax examination. The fiscal years 2011 through 2013 in respect of Gentium GmbH are still subject to income tax examination.

12. SHAREHOLDERS’ EQUITY
The Company had 15,038,483 and 15,555,131 ordinary shares, each of no par value, issued and outstanding as of December 31, 2012 and 2013, respectively. As of December 31, 2013, the total number of authorized shares was 19,656,317.
Authorized capital consisted of the following:

	As of December 31,
	2012	2013
Issued and outstanding	15,038,483	15,555,131
Reserved for stock option plans	4,617,834	4,101,186
Total	19,656,317	19,656,317

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On April 28, 2006, our shareholders approved an amendment to our bylaws, which granted certain powers to our board of directors, pursuant to the provisions of Articles 2443 and 2420, part 3 of the Italian Civil Code, including the power to increase the capital of the Company in cash, up to €90.00 million of par value, in one or more transactions, and to issue convertible bonds (including subordinated) and increase the capital of the Company, in one or more transactions, up to €10.00 million of par value, through the issuance of ordinary shares reserved for the conversion of such convertible bonds, and in both cases also with the faculty to issue warrants by means of the same resolution of the board of directors providing for the relevant capital increase and in each case, exclude or limit the option right of the shareholders if the board of directors determines that exclusion or limitation to be in the interest of the Company. Such delegation of powers expired after five years. On May 9, 2011, our shareholders renewed this resolution for additional five years starting from the date of the resolution of the 2011 Extraordinary Shareholders’ meeting approving the amendment. As of December 31, 2013, our board of directors has approved the issuance of 4,549,435 ordinary shares in connection with this resolution by our shareholders.
On June 30, 2009, our shareholders approved an amendment to our bylaws, which granted certain powers to our board of directors, pursuant to article 2443 of the Italian Civil Code, including the power to increase the capital of our company in cash, up to an amount equal to €100.00 million, on a separable basis, in one or more transactions, for the purpose of a rights offering with the faculty to reserve all or part of such amount for the exercise of warrants issued by means of the same resolution of our board of directors providing for the relevant capital increase and with the faculty to reserve 1/4 of any such capital increase to employees under the Company’s equity incentive plans in effect from time to time, and the power to cancel the par value of the ordinary shares of the Company, which was completed on June 30, 2009. As of December 31, 2013, our board of directors has not approved the issuance of any shares pursuant to this resolution by our shareholders.

13. EQUITY INCENTIVE PLANS
The Company currently has two option plans in place: an Amended and Restated 2004 Equity Incentive Plan, which includes an Amended and Restated 2004 Italy Stock Award Sub-Plan, and a 2007 Stock Option Plan (collectively, the “Plans”).
Amended and Restated 2004 Equity Incentive Plan
Certain of the Company’s employees and directors participate in the Amended and Restated 2004 Equity Incentive Plan and Italy Stock Award Sub-Plan. These plans were initially adopted on September 30, 2004 and amended on April 27, 2007. The plans provide for the issue of incentives awards for up 1,500,000 ordinary shares to employees, consultants, directors, and non-employee directors. Awards may be in the form of either incentive or non-qualified. Our compensation committee determines the price of share options granted under the incentive plan, with the provision that the exercise price for an incentive share option cannot be less than 100% of the fair market value of our ordinary shares on the date of grant. The term of share options granted under the incentive plan generally may not exceed ten years, although the shareholders’ authorization for a capital increase relating to the ordinary shares issuable upon exercise of such options expires on September 30, 2019. As of December 31, 2013, there were 806,356 shares underlying outstanding options and 507,739 shares available for future grants under this plan. Shares subject to options that have expired or have otherwise terminated without being exercised in full become available again for issuance under the plan.
Options granted under the incentive plan vest at the rate determined by our compensation committee. Typically, options granted under the incentive plan to officers and employees vest over three years, with one-third of the shares covered by the option vesting on the first anniversary of the grant date and the remainder vesting monthly over the next two years.
2004 Italy Stock Award Sub-Plan
Our Amended and Restated 2004 Italy Stock Award Sub-Plan is a part of our Amended and Restated 2004 Equity Incentive Plan and provides for the grant of share options and the issuance of share grants to certain of our employees who reside in the Republic of Italy and who are liable for income tax in the Republic of Italy. Generally, the exercise price for a share option under the Italy sub-plan cannot be lower than the average of the closing price of our ordinary shares as listed on NASDAQ over the 30 days preceding the date of grant.
Amended 2007 Stock Option Plan
On April 27, 2007, the Company’s shareholders approved the 2007 Stock Option Plan providing for options that may be granted to the Company’s directors, employees and consultants to purchase up to 3,200,000 ordinary shares. As of December 31, 2013, there were 1,385,849 ordinary shares underlying outstanding options and 1,401,242 shares available for future grants under this plan. Shares subject to options that have expired or have otherwise terminated without being exercised in full become available again for issuance under the plan.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The 2007 Stock Option Plan is administered by our board of directors or a committee appointed by our board of directors. The board or the committee determines recipients and types of options to be granted, including the number of shares subject to an option, the vesting schedule of options, the exercisability of options and, subject to applicable restrictions, other terms of the options. The board of directors has delegated responsibility for administration of the 2007 Stock Option Plan to the compensation committee.
The term of share options granted under the 2007 Stock Option Plan generally may not exceed the earlier of ten years or March 26, 2022. Our compensation committee determines the price of share options granted under the 2007 Stock Option Plan, subject to certain limitations.
Options granted under the 2007 Stock Option Plan vest at the rate determined by our compensation committee. Typically, options granted to employees under the 2007 Stock Option Plan vest over three years, with one-third of the shares covered by the option vesting on the first anniversary of the grant date and the remainder vesting monthly over the next two years.
The board of directors may amend the 2007 Stock Option Plan at any time. Amendments will be submitted for shareholder approval to the extent required under applicable laws, rules and regulations. The 2007 Stock Option Plan will terminate on March 26, 2022 unless earlier terminated by the board of directors or a committee appointed by the board of directors.
The following table lists the balances available under the Plans at December 31, 2013.

	Amended and Restated Nonstatutory Plan and Agreement	Amended and Restated 2004 Equity Incentive Plan	2007 Stock Option Plan
Number of shares authorized	60,000	1,500,000	3,200,000
Number of option granted since inception	60,000	2,568,400	2,176,578
Number of options exercised	(60,000)	(245,905)	(412,909)
Number of options canceled/expired	—	(1,516,139)	(377,820)
Number of shares available for future grant	—	507,739	1,401,242
Stock-based compensation expenses are measured at the grant date on the basis of fair value of the award ultimately expected to vest and recognized as expenses over the service period, which is generally the vesting period. The Company recorded non-cash compensation as follows (in thousands):

	For the Year Ended December 31,
	2011	2012	2013
Cost of goods sold	€39	€46	€48
Research and development	157	120	201
Selling, general and administrative	1,470	1,750	1,567
Total stock-based compensation	€1,666	€1,916	€1,816
The weighted-average grant date fair market values of options granted to officers, employees and directors in the years ended December 31, 2011, December 31, 2012 and December 31, 2013 were $5.81, $5.64 and $5.28. The valuation of options granted was based on the following weighted-average assumptions:

	For the Year Ended December 31,
	2011	2012	2013
Risk free interest rate	3.19%	2.10%	1.80%
Expected dividend yield	—%	—%	—%
Expected stock price volatility	92.82%	93.55%	88.32%
Expected term (in years)	5.44	5.71	6.88
The fair value of the stock options is estimated on the date of grant using a binomial valuation model. The binomial model accounts for volatility in the price of the Company’s stock, the risk-free interest rate, the estimated life of the option, the closing market price of the Company’s stock and the exercise price of the stock. Some of these inputs are highly subjective assumptions which can vary over time. In order to determine the expected volatility, the Company analyzed available information, including past experience of a group of stocks in the industry having similar traits. The risk-free rate for the

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company assumed that no dividends would be paid during the expected term of the options.
All of the Company’s stock options vest ratably through continued employment over the vesting period. Once vested, options become exercisable immediately. Stock-based compensation expenses recognized in the statements of income are based on awards ultimately expected to vest, reduced for estimated forfeitures. Based on historical data, the pre-vesting forfeiture percentage was estimated to be approximately zero. If pre-vesting forfeitures occur in the future, the Company will record the effect of such forfeitures as they occur.
The Company expects to incur significant non-cash compensation expenses for option grants in the future. As of December 31, 2013, compensation costs not yet recognized totaled €1.37 million. All outstanding and unvested stock options became fully vested on consummation of the tender offer.
A summary of the Company’s stock option activity based on the exchange rate in effect at the grant date is as follows:

	Shares Available for Grant	Shares Subject to Outstanding Options	Weighted-Average Exercise Price		Weighted- Average Remaining Contractual Term (Years)
Options outstanding at December 31, 2010	476,359	2,023,641	€4.83	$6.70	7.35
Available under revised stock option plan	2,200,000	—	—	—
Granted	(657,300)	657,300	€5.81	$8.54
Exercised	(12,833)	(12,833)	€6.65	$7.97
Cancellations	482,865	(470,033)	€7.57	$9.66
Options outstanding at December 31, 2011	2,489,091	2,198,075	€4.53	$6.61	4.28
Granted	(161,500)	161,500	€6.90	$9.02
Exercised	(69,333)	(69,333)	€4.48	$5.30
Cancellations	98,358	(29,025)	€4.77	$6.50
Options outstanding at December 31, 2012	2,356,616	2,261,217	€4.70	$6.82	4.32
Granted	(629,000)	629,000	€7.13	$9.09
Exercised	(516,648)	(516,648)	€4.38	$5.86
Cancellations	698,013	(181,364)	€7.04	$8.79
Options outstanding at December 31, 2013	1,908,981	2,192,205	€5.28	$7.63	4.17
Exercisable at December 31, 2013		1,686,261	€5.26	$7.25	4.17

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash received for exercised stock options amounted to €0.08 million, €0.28 million and €2.45 million in the years ended December 31, 2011, 2012 and 2013, respectively. The intrinsic values of options exercised in 2011, 2012 and 2013 were $0.01 million, $0.32 million and $9.00 million, respectively. The total fair values of options vested during 2011, 2012 and 2013 were $3.50 million, $7.47 million and $7.37 million, respectively.

			Options Outstanding							Options Exercisable
Range of Exercise Prices			Number of Options Outstanding	Weighted- Average Years Remaining on Contractual Life			Weighted- Average Exercise Price			Number of Options Exercisable	Weighted- Average Exercise Price
$4.57	-	$5.00	746,500	5.35	-	6.33	$4.57	-	$5.00	746,500	$4.57	-	$5.00
$5.49	-	$6.00	105,000	6.92	-	7.87	$5.49	-	$6.00	96,250	$5.49	-	$6.00
$6.06	-	$7.08	70,884	7.86	-	1.82	$6.06	-	$7.08	44,342	$6.06	-	$7.08
$8.04	-	$8.47	127,257	8.36	-	8.23	$8.04	-	$8.47	84,830	$8.04	-	$8.47
$8.77	-	$8.85	183,594	8.55		7.57	$8.77	-	$8.85	63,136	$8.77		$8.85
$8.88	-	$9.00	420,000	8.15	-	1.50	$8.88	-	$9.00	173,472	$8.88	-	$9.00
$9.20	-	$9.26	301,862	8.16	-	7.16	$9.20	-	$9.26	277,012	$9.20	-	$9.26
$9.30	-	$9.91	126,000	8.36	-	7.35	$9.30	-	$9.91	126,000	$9.30	-	$9.91
$13.98	-	$16.52	47,108	4.00		3.85	$13.98	-	$16.52	47,108	$13.98	-	$16.52
$18.95	-	$19.33	64,000	3.23	-	8.69	$18.95	-	$19.33	27,611	$18.95	-	$19.33
			2,192,205							1,686,261

At December 31, 2013 the aggregate intrinsic value of the outstanding options and exercisable options were $108.21 million and $84.06 million, respectively.

14. EARNINGS PER SHARE
The computation of basic earnings per share, or EPS, is based upon the weighted-average of our ordinary shares outstanding. The computation of diluted EPS is based upon the weighted-average of our ordinary shares and the dilutive potential of ordinary shares outstanding. Dilutive potential of ordinary shares outstanding refers to the impact of ordinary equivalent shares resulting from the assumed exercise of stock options under the treasury stock method.
The computation for basic and diluted EPS was as follows (in thousands, except share and per share data):

	For the Year Ended December 31
	2011	2012	2013
Income (numerator):
Net income for basic and diluted EPS	€2,710	€774	24,601

Shares (denominator):
Weighted-average shares for basic EPS	14,964,021	15,014,411	15,261,799
Effect of dilutive securities	376,838	625,479	1,340,944
Weighted-average shares for diluted EPS	15,340,859	15,639,890	16,602,743

Basic EPS	€0.18	€0.05	€1.61
Diluted EPS	€0.18	€0.05	€1.48
For the years ended December 31, 2011, 2012 and 2013, there were employee stock options, calculated on a weighted-average basis, to purchase 644,146, 236,296 and nil shares, respectively, of our common stock, with exercise prices greater than the average market prices of our common stock for these periods, which are not included in the computation of diluted EPS as their impact would have been anti-dilutive.

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. COMMITMENTS AND CONTINGENCIES
Future non-cancelable minimum lease payments under operating leases as of December 31, 2013 are (in thousands):

Year ending December 31,	Lease Payments
2014	€375
2015	185
2016	185
2017	185
2018	—
Total	€930
As of December 31, 2013, in addition, we had €7.04 million in future payables under outstanding contracts of which €5.86 million is due within one year. Most of these contracts are on a cost plus or actual cost basis.
See Note 17 entitled “Subsequent Event” for a summary of a shareholder litigation matter. From time to time we are involved in legal proceedings arising in the ordinary course of business. We believe there is no other litigation pending that could have, individually or in the aggregate, a material adverse effect on our results of operations or financial condition.

16. INFORMATION REGARDING GEOGRAPHICAL AREA AND MAJOR CUSTOMERS
For the years ended December 31, 2011, 2012 and 2013, total product sales by geographic territory and customer were as follows (amounts in thousands):

	For the Year Ended December 31,
	2011		2012		2013
UK	€12,155	56%	€13,290	48%	€21,453	54%
Korea	3,402	16	3,455	13	4,951	12
Spain	1,137	5	2,054	7	2,955	7
Turkey	917	4	2,671	10	2,850	7
United States	2,622	12	2,226	8	2,645	7
Australia	840	4	1,344	5	1,922	5
Sweden	—	—	997	4	1,747	5
Italy	599	3	769	3	382	1
Israel	62	—	152	1	76	—
Other	—	—	672	1	844	2
Total	€21,734	100%	€27,630	100%	€39,825	100%

GENTIUM S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	For the Year Ended December 31,
	2011		2012		2013
Customer A	€12,099	56%	€13,062	47%	€21,196	53%
Customer B	3,112	14	3,154	11	4,640	12
Customer C	917	4	2,671	10	2,850	7
Customer D	2,622	12	2,226	8	2,645	7
Customer E	840	4	1,343	5	1,922	5
Customer F	—	—	1,132	4	1,841	5
Customer G	—	—	997	4	1,747	4
Customer H	1,137	5	923	3	1,114	3
Customer I	—	—	637	2	617	2
Customer J	599	3	471	2	382	1
Other Customers	408	2	1,014	4	871	1
Total	€21,734	100%	€27,630	100%	€39,825	100%

17. SUBSEQUENT EVENT
On December 19, 2013, we entered into a definitive tender offer agreement with Jazz and Jazz Italy, pursuant to which Jazz Italy made an offer to purchase all our outstanding ordinary shares and ADSs, each representing one ordinary share, at a purchase price of $57.00 per ordinary share and per ADS (without duplication for ordinary shares underlying ADSs). On February 21, 2014, Jazz Italy completed its tender offer, having acquired approximately 98 percent of our combined ordinary shares and ADSs. Jazz is now our indirect majority shareholder. We filed a Notice of Voluntary Delisting with The NASDAQ Stock Market on March 5, 2014, and trading in our ADSs on NASDAQ was suspended on March 7, 2014. See Note 1 entitled “Business and Basis of Presentation” for related discussion.
As a result of the closing of the tender offer, we incurred approximately €39 million in transaction-related expenses, including €18 million in investment banker fees and €11 million in payments to selected employees. In addition, under certain circumstances, selected employees of Gentium S.p.A. and its subsidiary Gentium GmbH are entitled to a change of control bonus of approximately €5 million, which may become due in the third and fourth quarters of 2014.
As of February 17, 2014, all outstanding option awards had been exercised and all ordinary shares issued upon such exercise had been subsequently tendered pursuant to the tender offer. Proceeds from exercise of stock options amount to approximately €13.00 million. In addition, all of our stock-based compensation plans and our 401(k) saving plan have been terminated.
In January 2014, we became aware of a purported class action lawsuit filed in the Southern District of New York in connection with the tender offer. The lawsuit, captioned Xavion Jyles, Individually and on Behalf of All Others Similarly Situated v. Gentium S.P.A. et al., names us, each of our directors, Jazz and Jazz Italy as defendants. The lawsuit alleges, among other things, that our directors breached their fiduciary duties to our shareholders in connection with the tender offer agreement that we entered into with the Jazz entities valuing our ordinary shares and ADSs at $57.00 per share, and that the Jazz entities violated Sections 14(e) and 20(a) of the Exchange Act, by allegedly overseeing our preparation of an allegedly false and misleading Section 14D-9 Solicitation/Recommendation Statement. The lawsuit seeks, among other relief, class action status, rescission, and unspecified costs, attorneys’ fees and other expenses. We cannot predict the timing or outcome of this matter.